EXHIBIT 99.1

Galaxy Gaming's CEO Addresses Shareholders

"Open Letter to Shareholders" Provides Updates and Insight Into 2013

LAS VEGAS, Jan. 30, 2013 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (GLXZ), the world's second largest developer, manufacturer and distributor of casino table games and enhanced casino systems, announced today its Chief Executive Officer, Robert Saucier, sent out communication to its shareholders summarizing the highlights of 2012 and providing a glimpse of anticipated developments in 2013. In the correspondence, titled "Open Letter to Galaxy Gaming Shareholders," Galaxy's CEO conferred the following:

  Review of the Company's financial performance and other metrics in 2012. (Financials thru Q-3)
  Discussion regarding infrastructure investments the Company has committed to.
  Summary pertaining to the Company's future growth prospects.
  An update outlining the Company's investor visibility and relations strategies.

The letter is a component of Galaxy Gaming's continued commitment to provide open and transparent communication to its shareholders and other interested parties. The Letter to Shareholders can be viewed in its entirety at the Galaxy Gaming website.

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) is the world's second largest developer, manufacturer and distributor of casino table games including Lucky Ladies, Texas Shootout, Emperor's Challenge, Deuces Wild, 21+3, Three Card Poker and Bonus Craps. In addition, it develops innovative and enhanced electronic wagering platforms and systems such as its Bonus Jackpot System, its Inter-Casino Jackpot System, MEGA-Share and the TableMAX e-Table Gaming System. Galaxy Gaming distributes its products to casinos worldwide.

CONTACT: Galaxy Gaming
         Robert Saucier, CEO
         Gary A. Vecchiarelli, CFO
         (702) 939-3254